SETTLEMENT AGREEMENT

    This SETTLEMENT AGREEMENT (the “Agreement”) is entered into by and between Oblio Telecom, Inc. (“Oblio”), Titan Global Holdings, Inc. (“Titan”) and AT&T Corp. (“AT&T”) (collectively the “Parties”).

RECITALS:

WHEREAS on or about August 16, 2001, AT&T and Oblio entered into a Purchase Order for AT&T Wholesale Enhanced Prepaid Card Service (the “Purchase Order”), pursuant to which AT&T agreed to provide Oblio certain PPC Service, including, among other things, to provide dollar-based PINs to Oblio to be associated with pre-paid calling cards produced by Oblio to be activated for use on AT&T’s prepaid network;

WHEREAS, Oblio is a wholly owned subsidiary of Titan;

WHEREAS, a dispute arose between Oblio and AT&T over AT&T’s refusal to honor Oblio’s request for a refund of certain Universal Service Fund (“USF”) pass through charges which Oblio alleged it paid pursuant to the Purchase Order and Oblio’s refusal to timely pay AT&T on certain outstanding invoices;

WHEREAS, on or about December 5, 2006, Oblio filed a Demand for Arbitration (the “Demand”) against AT&T with the American Arbitration Association (the “Arbitration”);

WHEREAS, on or about January 16, 2007, AT&T filed its Answer and Counterclaims to the Demand (the “Counterclaims”);

WHEREAS, on or about April 16, 2007 Oblio filed a Petition with the Federal Communications Commission (‘FCC”) seeking a declaratory ruling that AT&T violated certain provisions of the Federal Communications Act with respect to its alleged refusal to honor Oblio’s reseller exemption for USF pass through charges (the “ FCC Petition”);

WHEREAS on or about May 7, 2007 Arbitrator Walter G. Gans issued a stay of Oblio’s Demand pending resolution of the FCC Petition and further ruled that a hearing on the Counterclaims would proceed;

WHEREAS, on July 24, 2007, Arbitrator Walter G. Gans issued a Partial Final Award ruling on AT&T’s Counterclaims (the “Order and Award”);

WHEREAS, on August 28, 2007, AT&T filed a Petition to Confirm Partial Arbitration Award in the United States District Court for the Southern District of New York, Civil Action No. 07 CIV 7676 (the “Petition to Confirm”);

WHEREAS, the Parties desire to settle and resolve with prejudice the Demand, Counterclaim, Petition and Order and Award and all disputes or potential disputes or causes of action which are in any way related to, connected with, arise out of, or could have been raised in connection with the subject matter of the Demand, Counterclaim, Petition and Order and Award and fully and finally settle all disputes between the parties upon the terms set forth herein; and

NOW THEREFORE, Oblio, Titan and AT&T, in consideration of the mutual promises and covenants contained herein, the Settlement Payments referenced below, and for other good and valuable consideration described herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree and stipulate as follows:

1.	PAYMENTS BY OBLIO.

In full and final settlement of the Partial Award, Oblio agrees to execute a Promissory Note in the form appended hereto as Exhibit 1 (the “Note”) and to make the following payments to AT&T:

A. On or before 5:00 p.m. C.S.T. on October 15, 2007, Oblio shall wire transfer the amount of $100,000.00 to the bank account designated by AT&T in the Note (the “Account”);

B. Beginning on November 1, 2007, and continuing through March 1, 2008, Oblio shall make monthly payments via wire transfer to the Account in the amount of $100,000.00;

C. In the event that Oblio fails to make a payment as set forth above, Oblio shall not be deemed to be in default of this Agreement unless Oblio fails to make said payment within ten (10) calendar days of written notice from AT&T that said payment has not been received. For purposes of this Agreement e-mail notification as indicated in Section 8 herein shall constitute written notice.

2.	OBLIO RELEASE

Upon execution of this Agreement and in return for other good and valuable consideration described herein, Oblio, Titan and their respective affiliates and parents and subsidiary corporations and each of their predecessors, successors, and assigns, representatives, officers, directors, heirs, and anyone claiming any right through them or under them (the “Oblio Releasors”), hereby fully, finally, and forever release and discharge AT&T , together with each of its past and present respective affiliates, parent and subsidiary corporations, shareholders, officers, directors, employees, successors, assigns, heirs, and representatives (the “AT&T Released Parties”), of and from any and all claims, causes of action, lawsuits, charges, liabilities, administrative proceedings, debts, accounts, dues, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, extents, executions, sums of money, damages, judgments, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen and unforeseen, which the Oblio Releasors ever had, now have, or may ever have against any of the AT&T Released Parties arising from the beginning of time up to and including the date of this Settlement Agreement, which are in any way related to, connected with, arise out of, or could have been raised in connection with the subject matter of the Purchase Order, Demand and/or FCC Petition, provided that nothing in this release shall be construed to release the AT&T Released Parties from any obligations under this Settlement Agreement.

3.	AT&T RELEASE

Except for the obligations set forth in this Settlement Agreement, AT&T, together with each of its past and present respective affiliates, parent and subsidiary corporations, shareholders, officers, directors, employees, successors, assigns, heirs, and representatives (the “Oblio Released Parties”), hereby fully, finally, and forever releases and discharges the Oblio Released Parties of and from any and all claims, causes of action, lawsuits, charges, liabilities, administrative proceedings, debts, accounts, dues, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, extents, executions, sums of money, damages, judgments, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen and unforeseen, which the AT&T ever had, now has, or may ever have against any of the Oblio Released Parties arising from the beginning of time up to and including the date of this Settlement Agreement, which are in any way related to, connected with, arise out of, or could have been raised in connection with the subject matter of the Purchase Order, Counterclaim and/or Petition and Order and Award, provided that nothing in this release shall be construed to release the Oblio Released Parties from any obligations under this Settlement Agreement.

4.	DISMISSAL OF DEMAND AND COUNTERCLAIM

Contemporaneously with the execution of this Settlement Agreement, Oblio and AT&T, individually or though their counsel to the Arbitration, shall execute the Stipulations of Dismissal With Prejudice (the “Stipulations”) in the form annexed hereto as Exhibit 2, and shall deliver the executed Stipulation to the American Arbitration Association.

5.	WITHDRAWAL OF FCC PETITION

Within three (3) business days of the execution of this Settlement Agreement, Oblio shall submit a letter to the Office of Secretary of the FCC notifying the FCC of Oblio’s desire to withdraw the FCC Petition with prejudice.

6.	DISMISSAL OF PETITION.

Within seven (7) days of the execution of this Agreement by the Parties, AT&T shall file a Stipulation of Dismissal of its Petition to Confirm Partial Arbitration Award in the United States District Court for the Southern District of New York, Civil Action No. 07 CIV 7676.

7.	SOLE OWNERS OF CLAIMS

The Parties represent and warrant that they are the only persons who are entitled to any recovery for any cause whatsoever for damages, expenses, or losses incurred as a result of the circumstances made the basis of this Agreement. The Parties represent and warrant that they have not assigned or transferred all or part of the claims, demands, actions, or causes of action arising from or in any way relating to the circumstances and conditions made the basis of this action, to any person, firm, or corporation. The Parties represent and warrant that they are the full and sole owners of the claims, demands, actions, or causes of action arising from or in any way relating to the circumstances and conditions made the basis of this Agreement.

8.	NOTICE

Any notices made to either party shall be by U.S. mail, postage prepaid or alternatively by electronic mail as follows:

To Oblio:

Oblio Telecom, Inc.
Attn: Bryan M. Chance
1700 Jay Ell Drive, Suite 200
Richardson, Texas  75081
(972) 767-3117 (Fax)
bchance@obliotel.com (e-mail)

With a copy to:

C. John Scheef III
Scheef & Stone, LLP
2601 Network Blvd., Suite 102
Frisco, Texas  75034
john.scheef@solidcounsel.com (e-mail)

To AT&T:

Lisa M. Fosmire
340 Mt. Kemble Avenue
Room 381A
Morristown, NJ 07960
lfosmire@att.com

With a copy to:

Howard Spierer, Esq.
AT&T Corp.
One AT&T Way Rm. 3A208
Bedminster, NJ 07921
hspierer@att.com

9.	TERMS

The Parties agree that the releases and agreements set forth herein are good, valuable and valid consideration for this Agreement, failure of which shall constitute a breach of this Agreement for which damages and specific performance may be sought. Time is of the essence.

10.	ENTIRE AGREEMENT

This Agreement contains the entire agreement among the Parties relating to the subject matter hereof and supersedes any and all other negotiations, representations, understandings and agreements. All prior and contemporaneous negotiations, understandings and agreements between the Parties are deemed abandoned and waived to the extent that they are not stated in this Agreement. This Agreement may be amended only by a written agreement signed by each party, and a breach of this Agreement may be waived only by a written waiver signed by the party granting the waiver. The waiver of any breach of this Agreement shall not operate or be construed as a waiver of any other similar, prior or subsequent breach of this Agreement.

11.	ATTORNEY’S FEES AND COSTS

All attorney’s fees and costs associated with this Agreement will be borne by the party incurring same.

12.	BINDING EFFECT

The terms hereof are contractual and not merely recitals. All agreements, representations, covenants, terms and conditions of this Agreement shall survive its execution and be fully binding upon the Parties, and their respective heirs, personal representatives, successors and assigns.

13.	SEVERABILITY

In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any of the remaining provisions, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

14.	COUNTERPARTS

This Agreement may be executed for all purposes in any number of identical counterparts, and each party may execute any such counterpart, each of which shall be deemed an original for all purposes. A photocopy or facsimile copy of this Agreement, and any signature to this Agreement, shall be deemed to be as effective as the original for all purposes.

15.	GOVERNING LAW

This Agreement is to be performed in New York County, New York and shall in all respects be governed by, construed and enforced in accordance with the laws of the State of New York.

16.	HEADINGS

The paragraph headings of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning, intention, construction or effect of the Agreement.

17.	EFFECTIVE DATE

The Effective Date of this Agreement shall be October 11, 2007.

SIGNED on this    12th    day of October, 2007.

OBLIO TELECOM, INC.

By:	/s/Kurt Jensen
Kurt Jensen, President

Titan Global Holdings, Inc.

By:	/s/ David M. Marks
David M. Marks, Chairman

AT&T CORP.

By:	/s/ Carmen Nova

Title:	Senior Vice President Distribution